Exhibit 99.1

March 6, 2013

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS 2012 FINANCIAL RESULTS

•	Consolidated revenue of $710.2 million
•	Adjusted EBITDA of $226.8 million
•	Net income of $9.7 million or $0.23 per diluted share

ANCHORAGE, AK – General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) today reported its 2012 results with revenues increasing to $710.2 million over revenues of $679.4 million in 2011, an increase of $30.8 million or 4.5 percent. Adjusted EBITDA of $226.8 million increased $3.2 million or 1.4 percent over 2011 EBITDA of $223.6 million. Adjusted EBITDA for the year 2012 was offset by $3.0 million of expenses related to the Alaska Wireless Network (“AWN”) transaction.

Net income for 2012 totaled $9.7 million or earnings per diluted share of $0.23, an increase over net income of $5.7 million or earnings per diluted share of $0.12 for 2011.

For the fourth quarter of 2012, revenues totaled $183.7 million, an increase of $14.9 million or 8.8 percent over revenues of $168.8 million in the fourth quarter of 2011. Revenues were up $5.2 million or 2.9 percent sequentially when compared to third quarter 2012 revenues of $178.5 million. Adjusted EBITDA for the fourth quarter of 2012 was $53.1 million, an increase of $0.8 million or 1.6 percent over the fourth quarter of 2011 and a decrease of 10.7 percent from the third quarter of 2012. The sequential decrease in EBITDA was primarily due to an increase in COGS and selling, general and administrative costs.

“GCI’s results for 2012 were mostly on track with our expectations,” said Ron Duncan, GCI president. “Consumer Internet and managed broadband both had very strong years and we launched the iPhone to very a very positive customer response, although at a high handset cost.”

           “We incurred $3 million in AWN related transaction costs for the year. While we will incur more costs in 2013, the larger pre closing expense items are behind us. We continue planning for the AWN closing and the integration of GCI’s and Alaska Communications’ wireless networks. We look forward to announcing the achievement of this milestone following completion of the required regulatory approvals.”

GCI previously provided guidance on revenues of $690 million to $720 million and adjusted EBITDA of $230 million to $240 million for the year 2012, excluding expenses related to the Alaska Wireless Network (“AWN”) transaction. GCI’s revenue and EBITDA results for 2012 finished in the middle of the revenue range and slightly below the low end of the EBITDA range, excluding the $3.0 million in expenses related to the AWN transaction.

The AWN transaction is expected to close during the second quarter of 2013. The timing of such closing during the quarter will impact GCI’s 2013 results. GCI will issue guidance on consolidated revenues, EBITDA and AWN’s expected preferred distributions for 2013 after the AWN transaction has been approved and completed.

Highlights
•
Managed Broadband revenues for 2012 totaled $86.6 million, an increase of $23.3 million or 36.9 percent over 2011, primarily as a result of sales of broadband service on GCI’s TERRA-Southwest terrestrial network. This was the first full year of revenues following GCI’s significant investment in rural terrestrial network expansion.

•
GCI had 128,900 consumer and commercial cable modem customers at the end of 2012, an increase of 9,500 over the end of 2011. Fourth quarter cable modem customers increased by 4,200 over 124,700 customers at the end of the third quarter 2012. Average monthly revenue per cable modem for the fourth quarter of 2012 was $72.16, an increase of $11.84 over $60.32 posted for the prior year and $9.31 over $62.85 reported for the third quarter of 2012.

•
GCI entered into a third arrangement under the New Markets Tax Credit (NMTC) program to help fund Phase 3 of our TERRA-Northwest project. Phase 3 of our TERRA-NW project continues the extension of terrestrial broadband service to Kotzebue. The NMTC program was established in the Community Renewal Tax Relief Act of 2000 to induce capital investment in qualified low-income communities.

Consumer
Consumer revenues of $353.0 million for the year 2012 were steady as compared to 2011. An increase in data revenue offset the decreases in voice and video revenues. Fourth quarter 2012 revenues of $89.9 million increased $3.6 million over fourth quarter 2011 revenues of $86.3 million and increased $3.1 million sequentially. In the fourth quarter of 2012, growth in data and wireless revenues were offset mostly by the expected decrease in voice revenue when compared to the fourth quarter of 2011 and the third quarter of 2012.

Consumer voice revenues of $41.4 million decreased $10.6 million when compared to 2011 as customers continue to abandon wireline service and shift to wireless. Consumer local access lines in service at the end of 2012 totaled 69,700, a decrease of 7,900 lines from the end of 2011. USF high cost support for wired consumer voice services decreased $2.2 million from the prior year.

Fourth quarter 2012 consumer voice revenues of $9.7 million decreased $1.8 million from the fourth quarter of 2011 and $0.3 million sequentially. Total access lines decreased 2,200 lines sequentially.

Consumer video revenues of $115.3 million decreased $3.3 million or 2.8 percent from 2011. Fourth quarter 2012 video revenues of $28.7 million decreased by $0.9 million from the prior year and were steady on a sequential basis. The decrease is primarily due to a decline in basic video subscribers. Consumer basic video subscribers totaled 122,300 at the end of 2012, a decrease of 2,700 subscribers from 2011 and an increase of 100 subscribers over the third quarter of 2012. GCI has had a steady increase in the number of customers who subscribe only to cable modem service. Presumably these access-only customers are purchasing video programming from other sources including over-the-top providers such as Netflix and Hulu.

Consumer data revenues of $86.5 million increased $14.5 million or 20.1 percent over 2011. Fourth quarter 2012 data revenues of $23.1 million increased 16.0 percent over the prior year and 8.1 percent sequentially. The increase in consumer data revenues for the year and for the fourth quarter of 2012 is due to an increase in cable modem customers and increasing monthly usage. GCI added 7,300 consumer cable modem customers over 2011 and cable modem customer counts increased by 2,500 on a sequential basis. GCI had 115,600 consumer cable modem customers at the end of 2012 representing 94.5 percent of basic video subscribers. GCI projects consumer cable modem subscribers could exceed total consumer basic video subscribers by the end of 2013.

Consumer wireless revenues of $109.8 million for 2012 were steady with the prior year. Fourth quarter 2012 wireless revenues of $28.4 million increased $3.1 million or 12.2 percent over 2011 and $1.3 million or 4.9 percent sequentially. The increase was primarily due to an increase in plan revenue. GCI served 123,000 consumer wireless subscribers at the end of 2012. USF high cost support for consumer wireless services decreased $3.4 million from the prior year.

Consumer served 90,600 postpaid and pre-paid non-Lifeline wireless subscribers at the end of 2012, an increase of 8,400 over the end of the prior year and an increase of 3,300 wireless customers sequentially. Post paid subscribers increased 7,200 year over year and 5,900 sequentially. Prepaid subscribers increased 700 over the prior year and decreased by 2,300 customers sequentially. The sequential decrease in prepaid subscribers is seasonal.

 GCI served 32,400 Lifeline customers at the end of 2012. In compliance with FCC Lifeline program reforms, GCI was required to recertify all Lifeline subscribers, enrolled as of June 1, 2012, by the end of 2012, with current subscribers to be recertified annually thereafter. The FCC recertification process contributed to a decrease of 10,000 Lifeline subscribers in 2012 and a decrease in Lifeline subsidy support revenues of $2.7 million. Lifeline subscribers declined by 3,100 on a sequential basis. Lifeline subscriber counts could decline further as a result of the annual recertification process or future program changes.

Network Access
Network access revenues of $105.4 million were steady with the prior year. Fourth quarter revenues of $26.8 million increased $1.0 million or 4.0 percent compared to 2011 and decreased $0.7 million or 2.6 percent on a sequential basis.

Voice revenues for 2012 decreased $1.1 million to $22.5 million from the prior year. The continued decrease in wireline voice revenues was expected and is primarily due to wireless and data substitution. Long distance minutes in 2012 decreased 2.0 percent from the prior year.

Data revenues were down $6.3 million when compared to $62.5 million in 2011. Fourth quarter 2012 data revenues decreased $1.0 million to $14.3 million from the prior year and were up slightly on a sequential basis. The decrease in data revenue when compared to the prior year on an annual and quarterly basis is primarily attributable to a decrease in special project revenue and rate compression.

Wireless revenues, primarily related to roaming traffic, increased $7.3 million to $26.8 million, an increase of 37.6 percent over the prior year. Fourth quarter revenues of $7.1 million increased $2.1 million or 42.8 percent over the prior year and decreased $0.6 million or 7.7 percent on a sequential basis. The decrease in quarterly sequential revenues is due to seasonality.

Commercial
Commercial revenues of $143.6 million increased $7.5 million or 5.5 percent over the prior year. Fourth quarter 2012 revenues of $38.6 million increased 11.8 percent over the fourth quarter of the prior year and 6.5 percent on a sequential basis.

Commercial data service revenues were $93.4 million in 2012, an increase of 8.7 percent over 2011. Fourth quarter 2012 revenues were $26.1 million, an increase of $3.8 million or 16.8 percent over the prior year quarter and a $2.4 million or 10.3 percent increase on a sequential basis. Commercial data service revenues include both transport charges for data circuits, professional services which are time and materials charges for GCI on-site support of customer operations and data center revenues. As summarized in the table below, data transport charges of $47.6 million increased by $3.2 million as compared to 2011, time and material charges for support activities increased by $3.4 million to $44.9 million and data center revenues increased by $0.8 million over 2011.

Millions $	2012	2011	Q4 2012	Q4 2011
Data Transport Charges	$47.6	$44.4	$12.0	$11.4
Professional Services	44.9	41.5	13.8	10.8
Data Center Revenues	0.9	0.1	0.3	0.1
Total Data Revenues	$93.4	$86.0	$26.1	$22.3

Commercial wireless revenues totaled $9.9 million for 2012 and were steady with the prior year. Fourth quarter 2012 revenues of $2.6 million were steady with the prior year quarter and on a sequential basis. GCI had 17,000 commercial wireless subscribers at the end of 2012, an increase of 1,700 subscribers over the prior year and an increase of 400 subscribers on a sequential basis.

Managed Broadband
Managed broadband revenues totaled $86.6 million in 2012, an increase of $23.3 million or 36.9 percent over the prior year. Fourth quarter 2012 revenue of $23.1 million increased $5.9 million or 34.4 percent over the prior year and $0.5 million or 2.0 percent sequentially. The strong revenue growth is primarily due to an increase in broadband capacity utilized on the TERRA Southwest terrestrial network. This was the first full year of revenues following GCI’s significant investment in rural network expansion.

Regulated Operations
Regulated operations revenues totaled $21.6 million in 2012, a decrease of $0.4 million from the prior year. Regulated operations revenues of $5.4 million for the fourth quarter of 2012 increased $0.3 million over the fourth quarter of 2011 and were steady with the third quarter of 2012. Regulated operations had 8,300 local access lines at the end of 2012, a decrease of 800 access lines from 2011 and a decrease of 200 access lines on a sequential basis.

Other Items
SG&A expenses for 2012 totaled $243.2 million, an increase of 3.3 percent as compared to $235.5 million for 2011. The increase is due to labor and related benefits and transaction costs related to AWN. As a percentage of revenues, SG&A expenses decreased to 34.3 percent in 2012 as compared to 34.7 percent in the prior year.

GCI’s 2012 capital expenditures totaled $165.7 million as compared to $186.4 million in 2011. Cash capital expenditures total $146.0 million for 2012 and compare to 177.1 million in 2011. GCI’s total capital expenditures for 2012 includes $20.2 million related to the TERRA-Northwest project all of which was funded with proceeds from our NMTC transactions and a grant from the Regulatory Commission of Alaska. GCI expects cash capital expenditures to total approximately $150 million for 2013, exclusive of the developing TV broadcast investment plan.

GCI will hold a conference call to discuss the quarter’s results on Thursday, March 7, 2013 beginning at 2 p.m. (Eastern). To access the briefing on March 7, call the conference operator between 1:50-2:00 p.m. (Eastern Time) at 888-942-9042 (International callers should dial 1-415-228-4668) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 866-485-4168, access code 7461 (International callers should dial 1-203-369-1620.)

GCI is the largest telecommunications company in Alaska. GCI’s cable plant, which provides voice, video, and broadband data services, passes 78 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network which connects not only Anchorage but also Fairbanks and Juneau/Southeast Alaska to the lower 48 states with a diversely routed, protected fiber network. GCI’s TERRA-Southwest fiber/microwave system links 65 communities in the Bristol Bay and Yukon-Kuskokwim Delta to Anchorage bringing terrestrial broadband Internet access to the region for the first time. GCI’s satellite network provides communications services to small towns and communities throughout rural Alaska. GCI’s statewide mobile wireless network seamlessly links urban and rural Alaska.

           A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about GCI can be found at www.gci.com.

The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands)
	December 31,	December 31,
Assets	2012	2011

Current assets:
Cash and cash equivalents	$24,491	29,387

Receivables	150,436	141,827
Less allowance for doubtful receivables	3,215	5,796
Net receivables	147,221	136,031

Deferred income taxes	12,897	15,555
Prepaid expenses	8,441	7,899
Inventories	12,098	7,522
Other current assets	1,678	3,631
Total current assets	206,826	200,025

Property and equipment in service, net of depreciation	838,247	849,121
Construction in progress	94,418	42,918
Net property and equipment	932,665	892,039

Cable certificates	191,635	191,635
Goodwill	77,294	74,883
Wireless licenses	25,967	25,967
Restricted cash	30,933	15,910
Other intangible assets, net of amortization	16,560	15,835
Deferred loan and senior notes costs, net of amortization	11,189	12,812
Other assets	13,453	17,214
Total other assets	367,031	354,256
Total assets	$1,506,522	1,446,320

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Continued)

(Amounts in thousands)
	December 31,	December 31,
Liabilities and Stockholders' Equity	2012	2011

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$7,923	8,797
Accounts payable	52,384	41,353
Deferred revenue	25,218	22,003
Accrued payroll and payroll related obligations	19,440	22,126
Accrued interest	6,786	6,680
Accrued liabilities	15,242	11,423
Subscriber deposits	1,366	1,250
Total current liabilities	128,359	113,632

Long-term debt, net	875,123	858,031
Obligations under capital leases, excluding current maturities	72,725	78,605
Obligation under capital lease due to related party, excluding current maturity	1,892	1,893
Deferred income taxes	123,661	114,234
Long-term deferred revenue	89,815	81,822
Other liabilities	25,511	24,456
Total liabilities	1,317,086	1,272,673

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 38,534 and 39,296 shares at December 31, 2012 and 2011, respectively; outstanding 38,357 and 39,043 shares at December 31, 2012 and 2011, respectively	22,703	26,179
Class B. Authorized 10,000 shares; issued and outstanding 3,169 and 3,171 shares at December 31, 2012 and 2011, respectively; convertible on a share-per-share basis into Class A common stock	2,676	2,679
Less cost of 177 and 253 Class A common shares held in treasury at December 31, 2012 and 2011, respectively	(1,617)	(2,225)
Paid-in capital	25,832	32,795
Retained earnings	107,584	97,911
Total General Communication, Inc. stockholders' equity	157,178	157,339
Non-controlling interests	32,258	16,308
Total stockholders' equity	189,436	173,647

Total liabilities and stockholders' equity	$1,506,522	1,446,320

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	(Unaudited)
(Amounts in thousands, except per share amounts)	2012	2011	2010

Revenues	$710,181	$679,381	$651,250

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	247,501	227,399	207,817
Selling, general and administrative expenses	243,248	235,521	228,808
Depreciation and amortization expense	130,452	125,937	126,699
Operating income	88,980	90,524	87,926

Other income (expense):
Interest expense (including amortization of deferred loan fees)	(67,747)	(68,258)	(70,329)
Loss on extinguishment of debt	-	(9,111)	-
Other	17	(264)	261
Other expense, net	(67,730)	(77,633)	(70,068)

Income before income tax expense	21,250	12,891	17,858
Income tax expense	12,088	7,405	9,248

Net income	9,162	5,486	8,610
Net loss attributable to the non-controlling interests	511	238	-

Net income attributable to General Communication, Inc.	$9,673	$5,724	$8,610

Basic net income attributable to General Communication, Inc. common stockholders per Class A common share	$0.23	$0.13	$0.16
Basic net income attributable to General Communication, Inc. common stockholders per Class B common share	$0.23	$0.13	$0.16
Diluted net income attributable to General Communication, Inc. common stockholders per Class A common share	$0.23	$0.12	$0.16
Diluted net income attributable to General Communication, Inc. common stockholders per Class B common share	$0.23	$0.12	$0.16
Common shares used to calculate Class A basic EPS	38,560	42,175	50,076
Common shares used to calculate Class A diluted EPS	42,119	45,889	53,426

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)

(Amounts in thousands)
	Fourth Quarter 2012						Fourth Quarter 2011
	Consumer	Network Access	Commercial	Managed Broadband	Regulated Operations	Totals	Consumer	Network Access	Commercial	Managed Broadband	Regulated Operations	Totals
Revenues
Voice	$9,708	5,306	6,591	-	5,360	26,965	$11,511	5,429	6,662	-	5,044	28,646
Video	28,656	-	3,343	-	-	31,999	29,595	-	2,999	-	-	32,594
Data	23,115	14,336	26,058	23,131	-	86,640	19,931	15,321	22,308	17,207	-	74,767
Wireless	28,379	7,125	2,568	-	-	38,072	25,299	4,991	2,515	-	-	32,805
Total	89,858	26,767	38,560	23,131	5,360	183,676	86,336	25,741	34,484	17,207	5,044	168,812

Cost of goods sold	36,092	5,953	19,086	6,911	1,772	69,814	27,938	5,972	16,140	3,987	1,628	55,665

Contribution	53,766	20,814	19,474	16,220	3,588	113,862	58,398	19,769	18,344	13,220	3,416	113,147

Less SG&A	35,146	6,903	10,709	6,319	2,913	61,990	36,550	8,189	10,959	5,234	3,546	64,478
Less Other expense	-	-	-	115	-	115	-	-	-	205	-	205
EBITDA	18,620	13,911	8,765	9,786	675	51,757	21,848	11,580	7,385	7,781	(130)	48,464

Add share-based compensation	539	158	228	117	8	1,050	1,769	646	630	335	16	3,396
Add accretion	(19)	(6)	(5)	(3)	-	(33)	93	30	27	13	-	163
Add loss from noncontrolling interests	-	-	-	336	-	336	-	-	-	238	-	238
Adjusted EBITDA	$19,140	14,063	8,988	10,236	683	53,110	$23,710	12,256	8,042	8,367	(114)	52,261

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)

(Amounts in thousands)
	Fourth Quarter 2012						Third Quarter 2012
	Consumer	Network Access	Commercial	Managed Broadband	Regulated Operations	Totals	Consumer	Network Access	Commercial	Managed Broadband	Regulated Operations	Totals
Revenues
Voice	$9,708	5,306	6,591	-	5,360	26,965	$9,968	5,664	6,896	-	5,319	27,847
Video	28,656	-	3,343	-	-	31,999	28,394	-	3,142	-	-	31,536
Data	23,115	14,336	26,058	23,131	-	86,640	21,379	14,093	23,622	22,685	-	81,779
Wireless	28,379	7,125	2,568	-	-	38,072	27,066	7,718	2,548	-	-	37,332
Total	89,858	26,767	38,560	23,131	5,360	183,676	86,807	27,475	36,208	22,685	5,319	178,494

Cost of goods sold	36,092	5,953	19,086	6,911	1,772	69,814	33,027	6,194	16,607	5,230	1,696	62,754

Contribution	53,766	20,814	19,474	16,220	3,588	113,862	53,780	21,281	19,601	17,455	3,623	115,740

Less SG&A	35,146	6,903	10,709	6,319	2,913	61,990	33,699	6,157	10,028	5,723	2,621	58,228
Less Other expense	-	-	-	115	-	115	-	-	-	(164)	-	(164)
EBITDA	18,620	13,911	8,765	9,786	675	51,757	20,081	15,124	9,573	11,896	1,002	57,676

Add share-based compensation	539	158	228	117	8	1,050	723	224	286	155	7	1,395
Add accretion	(19)	(6)	(5)	(3)	-	(33)	112	35	33	21	-	201
Add loss from noncontrolling interests	-	-	-	336	-	336	-	-	-	177	-	177
Add non-cash contribution	-	-	-	-	-	-	-	-	-	-	-	-
Adjusted EBITDA	$19,140	14,063	8,988	10,236	683	53,110	$20,916	15,383	9,892	12,249	1,009	59,449

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)

(Amounts in thousands)
	Twelve Months Ended December 31, 2012						Twelve Months Ended December 31, 2011
	Consumer	Network Access	Commercial	Managed Broadband	Regulated Operations	Totals	Consumer	Network Access	Commercial	Managed Broadband	Regulated Operations	Totals
Revenues
Voice	$41,439	22,496	27,377	-	21,625	112,937	$52,052	23,553	28,712	-	22,002	126,319
Video	115,307	-	12,841	-	-	128,148	118,635	-	11,605	-	-	130,240
Data	86,466	56,194	93,434	86,562	-	322,656	71,977	62,456	85,961	63,248	-	283,642
Wireless	109,760	26,757	9,923	-	-	146,440	109,910	19,447	9,823	-	-	139,180
Total	352,972	105,447	143,575	86,562	21,625	710,181	352,574	105,456	136,101	63,248	22,002	679,381

Cost of goods sold	128,324	24,356	66,895	21,298	6,628	247,501	110,693	28,744	65,170	17,021	5,771	227,399

Contribution	224,648	81,091	76,680	65,264	14,997	462,680	241,881	76,712	70,931	46,227	16,231	451,982

Less SG&A	139,191	26,841	42,014	24,087	11,115	243,248	134,951	27,837	41,085	18,246	13,402	235,521
Less Other expense	-	-	-	(2)	-	(2)	-	-	-	297	-	297
EBITDA	85,457	54,250	34,666	41,179	3,882	219,434	106,930	48,875	29,846	27,684	2,829	216,164

Add share-based compensation	2,586	790	1,041	595	28	5,040	3,457	1,214	1,276	657	16	6,620
Add accretion	533	169	156	102	-	960	347	120	100	52	-	619
Add loss from noncontrolling interests	-	-	-	867	-	867	-	-	-	238	-	238
Add non-cash contribution adjustment	282	89	83	54	-	508	-	-	-	-	-	-
Adjusted EBITDA	$88,858	55,298	35,946	42,797	3,910	226,809	$110,734	50,209	31,222	28,631	2,845	223,641

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				December 31, 2012		December 31, 2012
				as compared to		as compared to
	December 31,	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2012	2011	2012	2011	2012	2011	2012
Consumer
Voice
Local service lines in service	69,700	77,600	71,900	(7,900)	(2,200)	-10.2%	-3.1%
Local access lines in service on GCI facilities	64,900	72,000	66,900	(7,100)	(2,000)	-9.9%	-3.0%

Video
Basic subscribers	122,300	125,000	122,200	(2,700)	100	-2.2%	0.1%
Digital programming tier subscribers	72,500	75,600	72,000	(3,100)	500	-4.1%	0.7%
HD/DVR converter boxes	90,400	89,400	89,200	1,000	1,200	1.1%	1.3%
Homes passed	243,600	242,100	242,400	1,500	1,200	0.6%	0.5%

Data
Cable modem subscribers	115,600	108,300	113,100	7,300	2,500	6.7%	2.2%

Wireless
Wireless Lifeline lines in service	32,400	42,400	35,500	(10,000)	(3,100)	-23.6%	-8.7%
Wireless Postpaid lines in service	81,600	73,900	76,000	7,700	5,600	10.4%	7.4%
Wireless Prepaid lines in service	9,000	8,300	11,300	700	(2,300)	8.4%	-20.4%

Commercial
Voice
Total local access lines in service	51,600	51,400	51,800	200	(200)	0.4%	-0.4%
Local access lines in service on GCI facilities	30,800	28,700	30,500	2,100	300	7.3%	1.0%

Video
Hotels and mini-headend subscribers	15,800	15,700	18,500	100	(2,700)	0.6%	-14.6%
Basic subscribers	1,900	1,900	1,900	-	-	0.0%	0.0%
Total basic subscribers	17,700	17,600	20,400	100	(2,700)	0.6%	-13.2%

Data
Cable modem subscribers	13,300	11,100	11,600	2,200	1,700	19.8%	14.7%

Wireless
Wireless lines in service	17,000	15,300	16,600	1,700	400	11.1%	2.4%

Regulated Operations
Voice:
Total local access lines in service	8,300	9,100	8,500	(800)	(200)	-8.8%	-2.4%

				December 31, 2012		December 31, 2012
	Three Months Ended			as Compared to		as Compared to
	December 31,	December 31,	September 30,	December 31,	September 30,	December 31,	September 30,
	2012	2011	2012	2011	2012	2011	2012
Consumer
Video
Average monthly revenue per subscriber	$77.99	$78.51	$77.45	$(0.52)	$0.54	-0.7%	0.7%

Wireless
Average monthly revenue per subscriber	$71.85	$61.40	$67.98	$10.45	$3.87	17.0%	5.7%

Total
Voice
Long-distance minutes carried (in millions)	227.2	231.3	243.0	(4.1)	(15.8)	-1.8%	-6.5%

Data
Average monthly revenue per cable modem subscriber	$72.16	$60.32	$62.85	$11.84	$9.31	19.6%	14.8%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	December 31,	December 31,	September 30,
	2012	2011	2012
Net income (loss)	$0.6	(1.1)	3.5
Income tax expense (benefit)	1.7	0.1	5.3
Income (loss) before income tax expense (benefit)	2.3	(1.0)	8.8

Other expense:
Interest expense (including amortization of deferred loan fees)	16.8	16.9	16.8
Other	0.2	0.2	(0.2)
Other expense, net	17.0	17.1	16.6

Operating income	19.3	16.1	25.4
Depreciation and amortization expense	32.6	32.6	32.1
Equity investment	(0.1)	(0.2)	0.2

EBITDA (Note 2)	51.8	48.5	57.7
Share-based compensation	1.0	3.4	1.4
Accretion	-	0.2	0.2
Non-controlling interests	0.3	0.2	0.1
Adjusted EBITDA (Note 1)	$53.1	52.3	59.4

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Year Ended
	December 31,	December 31,
	2012	2011
Net income	$9.2	5.5
Income tax expense	12.1	7.4
Income before income tax expense	21.3	12.9

Other expense:
Interest expense (including amortization of deferred loan fees)	67.7	68.3
Loss on extinguishment of debt	-	9.1
Other	-	0.2
Other expense, net	67.7	77.6

Operating income	89.0	90.5
Depreciation and amortization expense	130.4	125.9
Other	-	(0.2)

EBITDA (Note 2)	219.4	216.2
Share-based compensation	5.0	6.6
Accretion	0.5	0.6
Non-controlling interests	0.9	0.2
Non-cash contribution adjustment	1.0	-
Adjusted EBITDA (Note 1)	$226.8	223.6

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation, accretion expense, and net loss attributable to non-controlling interests and non-cash contribution adjustment.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net
Income, Interest Expense (including Amortization of Deferred Loan Fees), Interest
Income, Income Tax Expense, and Depreciation and Amortization Expense.
EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes
EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected
EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.